EXHIBIT 99.1
For Immediate Release
February 18, 2008
GIBRALTAR REPORTS 2007 SALES AND EARNINGS
Sales Increased by 6% to $1.3 Billion;
Income from Continuing Operations Before Special Charges Was $36 Million
     BUFFALO, NEW YORK (February 18, 2008) – Gibraltar Industries, Inc. (NASDAQ: ROCK) today reported its sales and net income for the quarter and year ended December 31, 2007.
     In 2007, sales from continuing operations increased by approximately six percent to $1.3 billion, from $1.2 billion in 2006. Income from continuing operations before special charges was $36.0 million, or $1.19 per share, in 2007. Reported income from continuing operations was $31.1 million, or $1.03 per share, in 2007, compared to 2006 income from continuing operations of $50.1 million, or $1.67 per share.
     Sales from continuing operations in the fourth quarter of 2007 were $309 million, an increase of approximately 11 percent compared to $278 million in the fourth quarter of 2006. The 2007 sales increase in both the annual and quarterly periods was the result of acquired businesses. Exclusive of acquisitions, sales decreased by approximately five percent when compared to the fourth quarter of 2006 and six percent on an annual basis.
     Exclusive of the items referred to below, fourth-quarter results from continuing operations amounted to $1.1 million, or $.03 per share. Quarterly results were negatively impacted by several income tax-related charges including a higher-than-projected tax rate for the year. As pre-tax income fell below levels projected at the end of the third quarter, the impact of permanent differences between book and taxable income caused an increase in the effective tax rate used in the quarter. The result of the tax adjustments reduced earnings by $.03 per share. Fourth-quarter income from continuing operations was also negatively impacted by inventory purchase accounting adjustments from the Noll/NorWesCo and Florence acquisitions. The impact of expensing these charges on a pre-tax basis amounted to approximately $0.7 million, or $.01 per share after tax. Reported fourth-quarter results from continuing operations, after the effect of these items, was a loss of $0.3 million, or ($.01) per share. In 2006 fourth-quarter income from continuing operations was a profit of $.01 per share.
     “We initiated a number of actions in 2007 that will provide positive momentum in the year ahead,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer. “We acquired three companies – Dramex, Noll/NorWesCo, and Florence – which together added annualized sales of approximately $160 million of higher-margin sales, while further diversifying our portfolio by increasing our participation in the still-growing commercial and industrial building markets. We also divested businesses, like our Hubbell service center and a small bath cabinet line, and we will continue to focus our resources and capital on those areas that provide the best strategic fit and produce the highest returns for our shareholders.”
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Gibraltar Reports 2007 Sales and Earnings
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     “In 2007, we took a number of steps to improve our operations, drive out costs, intensify our focus on asset management, and maximize our cash flow to pay down debt. Through facility consolidations (we have closed or consolidated 11 facilities since the beginning of 2007), improvements in our transportation and logistics, and ongoing cost reduction and lean manufacturing initiatives, we are significantly lowering our cost structure. We also have a number of initiatives underway to increase our share in targeted growth areas through new products, geographic expansion, and leveraging relationships with current customers,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
     “Unfortunately, much of the progress we made in 2007 – through acquisitions, divestitures, improvements to our remaining businesses, and active asset and working capital management – has been obscured by lower volumes and adverse changes to our mix, which are solely the result of the sharp downturn in our two largest markets. Even though it is not fully apparent in this operating environment, our many activities to strengthen and strategically transform Gibraltar have better positioned the Company for new thresholds of performance as the markets we serve return to more normal levels of activity,” said Mr. Lipke.
     “Even if difficult conditions do persist in our two primary markets – and our 2008 business forecast anticipates some additional softening in both the residential building and automotive markets – we see opportunities for improvement in the year ahead simply as a result of the stronger business platform we have built. Longer term, the actions we have taken have positioned us for significantly improved results once the markets we serve rebound and begin to move back toward more historic activity levels,” said Mr. Kornbrekke.
     Looking ahead, Mr. Kornbrekke said that, in spite of current market conditions, Gibraltar’s ongoing efforts to make improvements in its business, along with many customers having worked through their year-end de-stocking actions, the Company expects its 2008 earnings per share from continuing operations will be in the range of $1.05 to $1.25 per share, compared to $1.03 in 2007, barring a significant change in business conditions.
     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 4,000 employees and operates 78 facilities in 27 states, Canada, China, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.
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Gibraltar Reports 2007 Sales and Earnings
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Gibraltar will review its fourth-quarter results and discuss its outlook for the first quarter during its quarterly conference call, which will be held at 9 a.m. on February 19. Details of the call can be found on Gibraltar’s Web site, at http://www.gibraltar1.com.
CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.
Gibraltar’s news releases, along with comprehensive information about the Company, are available on the Internet, at http://www.gibraltar1.com.

Gibraltar Reports 2007 Sales and Earnings
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GIBRALTAR INDUSTRIES, INC.
Financial Highlights
(in thousands, except per share data)

	Three Months Ended
	December 31,	December 31,
	2007	2006
Net Sales	$308,702	$277,605
(Loss) income from continuing operations	$(332)	$175
(Loss) income from discontinued operations	$(994)	$1,388

Net Income	$(1,326)	$1,563
Net income per share — diluted
Income from continuing operations	$(.01)	$.01
Income from discontinued operations	$(.03)	$.04

Net income	$(.04)	$.05

	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Net Sales	$1,311,818	$1,233,576
Income from continuing operations	$31,104	$50,174
Income from discontinued operations	$(17,880)	$7,095

Net Income	$13,224	$57,269
Net income per share — diluted
Income from continuing operations	$1.03	$1.67
Income from discontinued operations	$(.59)	$.24

Net income	$.44	$1.91

Reconciliation of income per share — diluted from continuing operations to reflect special items:
Income from continuing operations before adjustments	$1.19	$1.87
Adjustments:
Failed M & A transaction	$(.03)	$—
Purchased inventory	$(.08)	$(.01)
Restructuring	$(.05)	—
Vacation accrual	$—	$.08
Impairment	$—	$(.27)

Income from continuing operations	$1.03	$1.67

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$35,287	$13,475
Accounts receivable, net	167,595	163,731
Inventories	212,909	220,119
Other current assets	20,362	18,099
Assets of discontinued operations	4,592	40,356

Total current assets	440,745	455,780

Property, plant and equipment, net	273,283	233,249
Goodwill	453,228	366,763
Acquired intangibles	96,871	62,366
Investments in partnerships	2,644	2,440
Other assets	14,637	14,307
Assets of discontinued operations	—	17,963

	$1,281,408	$1,152,868

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$89,551	$69,040
Accrued expenses	41,062	50,279
Current maturities of long-term debt	2,955	2,336
Liabilities of discontinued operations	657	2,760

Total current liabilities	134,225	124,415

Long-term debt	485,654	398,217
Deferred income taxes	78,071	70,981
Other non-current liabilities	15,698	9,027
Shareholders’ equity:
Preferred stock $.01 par value; authorized 10,000,000 shares; none outstanding	—	—
Common stock, $.01 par value; authorized 50,000,000 shares; issued 29,949,229 and 29,883,795 shares in 2007 and 2006, respectively	300	299
Additional paid-in capital	219,087	215,944
Retained earnings	337,929	332,920
Accumulated other comprehensive income	10,837	1,065

	568,153	550,228
Less: cost of 61,467 and 42,600 common shares held in treasury in 2007 and 2006, respectively	393	—

Total shareholders’ equity	567,760	550,228

	$1,281,408	$1,152,868

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$308,702	$277,605	$1,311,818	$1,233,576

Cost of sales	260,884	227,140	1,082,423	976,835

Gross profit	47,818	50,465	229,395	256,741

Selling, general and administrative expense	38,078	30,169	148,107	137,368

Income from operations	9,740	20,296	81,288	119,373

Other (income) expense
Interest expense	8,824	6,625	31,887	25,897
Equity in partnerships’ (income) loss and other (income)	(192)	13,490	(1,215)	13,045

Total other expense	8,632	20,115	30,672	38,942

Income before taxes	1,108	181	50,616	80,431

Provision for income taxes	1,440	6	19,512	30,257

(Loss) income from continuing operations	(332)	175	31,104	50,174

Discontinued operations
(Loss) income from discontinued operations before taxes	(703)	(412)	(22,436)	8,777
Income tax expense (benefit)	291	(1,800)	(4,556)	1,682

(Loss) income from discontinued operations	(994)	1,388	(17,880)	7,095

Net (loss) income	$(1,326)	$1,563	$13,224	$57,269

Net (loss) income per share — Basic
(Loss) income from continuing operations	$(.01)	$.01	$1.04	$1.69
(Loss) income from discontinued operations	(.03)	.04	(.60)	.24

Net (loss) income	$(.04)	$.05	$.44	$1.93

Weighted average shares outstanding — Basic	29,879	29,772	29,867	29,712

Net (loss) income per share — Diluted
(Loss) income from continuing operations	$(.01)	$.01	$1.03	$1.67
(Loss) income from discontinued operations	(.03)	.04	(.59)	.24

Net (loss) income	$(.04)	$.05	$.44	$1.91

Weighted average shares outstanding — Diluted	30,111	30,040	30,116	30,006

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2007	2006
Cash flows from operating activities
Net income	$13,224	$57,269
(Loss) income from discontinued operations	(17,880)	7,095

Income from continuing operations	31,104	50,174
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	33,057	26,706
Provision for deferred income taxes	5,283	(28,953)
Equity in partnerships’ (income) loss	(911)	13,884
Distributions from partnerships’ income	712	1,149
Stock compensation expense	2,886	2,672
Other non-cash adjustments	177	750
Increase (decrease) in cash resulting from changes in (net of acquisitions):
Accounts receivable	19,204	434
Inventories	42,668	(34,839)
Other current assets and other assets	3,258	(4,799)
Accounts payable	10,184	(23,404)
Accrued expenses and other non-current liabilities	(11,112)	(7,627)

Net cash provided by (used in) continuing operations	136,510	(3,853)
Net cash provided by (used in) discontinued operations	22,303	(9,411)

Net cash provided by (used in) operating activities	158,813	(13,264)

Cash flows from investing activities
Acquisitions, net of cash acquired	(206,608)	(57,430)
Net proceeds from sale of business	11,859	151,487
Purchases of property, plant and equipment	(18,752)	(21,737)
Net proceeds from sale of property and equipment	3,657	349

Net cash (used in) provided by investing activities for continuing operations	(209,844)	72,669
Net cash used in investing activities for discontinued operations	(69)	(3,717)

Net cash (used in) provided by investing activities	(209,913)	68,952

Cash flows from financing activities
Long-term debt reduction	(119,558)	(114,875)
Proceeds from long-term debt	200,074	50,829
Payment of deferred financing costs	(1,498)	(768)
Payment of dividends	(5,971)	(5,957)
Net proceeds from issuance of common stock	137	1,174
Tax benefit from equity compensation	121	355
Purchase of treasury stock	(393)	—

Net cash provided by (used in) financing activities for continuing operations	72,912	(69,242)
Net cash used in financing activities for discontinued operations	—	(1,500)

Net cash provided by (used in) financing activities	72,912	(70,742)

Net increase (decrease) in cash and cash equivalents	21,812	(15,054)

Cash and cash equivalents at beginning of year	13,475	28,529

Cash and cash equivalents at end of year	$35,287	$13,475

GIBRALTAR INDUSTRIES, INC.
Segment Information
(in thousands)

	Three Months Ended December 31,
			Increase (Decrease)
	2007	2006	$	%
Net Sales
Building Products	$218,500	$190,223	$28,277	14.9%
Processed Metals	90,202	87,382	2,820	3.2%

	$308,702	$277,605	$31,097	11.2%

Income From Continuing Operations
Building Products	$13,207	$21,538	$(8,331)	-38.7%
Processed Metals	5,668	4,725	943	20.0%
Corporate	(9,135)	(5,967)	(3,168)	53.1%

	$9,740	$20,296	$(10,566)	-52.0%

Operating Margin
Building Products	6.0%	11.3%
Processed Metals	6.3%	5.4%

	Twelve Months Ended December 31,
			Increase (Decrease)
	2007	2006	$	%
Net Sales
Building Products	$929,022	$862,287	$66,735	7.7%
Processed Metals	382,796	371,289	11,507	3.1%

	$1,311,818	$1,233,576	$78,242	6.3%

Income From Continuing Operations
Building Products	$91,589	$127,701	$(36,112)	-28.3%
Processed Metals	21,757	25,587	(3,830)	-15.0%
Corporate	(32,058)	(33,915)	1,857	-5.5%

	$81,288	$119,373	$(38,085)	-31.9%

Operating Margin
Building Products	9.9%	14.8%
Processed Metals	5.7%	6.9%